EXHIBIT 8.1


              [Letterhead of Luse Lehman Gorman Pomerenk & Schick]


                                                                  (202) 274-2000

September 17, 2001

Board of Directors
Clover Leaf Bank, SB
200 East Park Avenue
Edwardsville, Illinois 62025


     Re: Federal Income Tax Consequences Relating to Conversion of the Bank from an Illinois-chartered Mutual Savings Bank to an Illinois-chartered Stock Savings Bank and the Acquisition of the Stock Institution's Stock by a Holding Company
          -------------------------------------------------------------

Gentlemen:

     We have been requested as special counsel to Clover Leaf Bank, SB (the "Bank") to express our opinion concerning the federal income tax consequences relating to the proposed conversion of the Bank from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank (the "Stock Bank"), and the formation of a holding company parent to be known as Clover Leaf Financial Corp. (the "Holding Company"), which will acquire the outstanding stock of the Stock Bank.

     In connection therewith, we have examined the Plan of Conversion (as defined below) and certain other documents of or relating to the Conversion (as defined below), some of which are described or referred to in the Plan of Conversion and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Conversion.

     In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

     In issuing our opinions, we have assumed that the Plan of Conversion has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan of Conversion, and that the various representations and warranties which are provided to us are accurate,

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Board of Directors
Clover Leaf Bank, SB
September 17, 2001
Page 2


complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Conversion under state and local tax laws and under Federal income tax laws, except on the basis of the documents and assumptions described above.

     For purposes of this opinion, we are relying on the representations provided to us by the Bank, which are incorporated herein by reference.

     In issuing the opinion set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"); existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.


                                   BACKGROUND
                                   ----------

     Based solely upon our review of such documents, and upon such information as the Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed Conversion, as defined below, and the relevant facts with respect thereto are as follows:

     The Bank is an Illinois-chartered mutual savings bank which is in the process of converting to an Illinois-chartered stock savings bank. As an Illinois-chartered mutual savings bank, the Bank has no authorized capital stock. Instead, the Bank, in mutual form, has a unique equity structure. A depositor of the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank except for interest paid on his deposit, but rather such earnings become retained earnings of the Bank. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the even the Bank is ever liquidated. Voting rights in the Bank are held by its members, i.e., depositors. All of the interests held by a depositor in the Bank cease when such depositor closes his accounts with the Bank.

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Board of Directors
Clover Leaf Bank, SB
September 17, 2001
Page 3


                              PROPOSED TRANSACTION
                              --------------------

     The Holding Company has been formed under the laws of the State of Delaware for the purpose of the proposed transactions described herein, to engage in business as a savings bank holding company and to hold all of the stock of the Stock Bank. The Holding Company will issue shares of its voting common stock ("Holding Company Stock"), upon completion of the mutual-to-stock conversion of the Bank, to persons purchasing such shares through a Subscription Offering and to the general public in a Community Offering.

     Following regulatory approval, the Plan of Conversion provides for the offer and sale of shares of Holding Company Stock to eligible depositors of the Bank and others as described below and set forth in the Plan of Conversion. The aggregate purchase price at which all shares of Holding Company Stock will be offered and sold pursuant to the Plan of Conversion will be equal to the estimated pro forma market value of the Bank, as converted. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan of Conversion, all such shares will be issued and sold at a uniform price per share. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Stock.

     As required by FDIC regulations and described in detail in the Plan of Conversion, shares of Holding Company Stock will be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Holding Company Stock, provided that the minimum aggregate purchase price does not exceed $500. Pursuant to the Plan of Conversion, the Bank has established four preference categories under which shares of Holding Company Stock may be purchased, followed by a Community Offering for the sale of shares not purchased under the preference categories, and a Syndicated Community Offering for the shares not sold in the Community Offering.


                               SUMMARY OF OPINIONS
                               -------------------

     Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

     1. The change in the form of operation of the Bank from an Illinois mutual savings bank to an Illinois stock savings bank, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to

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Board of Directors
Clover Leaf Bank, SB
September 17, 2001
Page 4


          either the Bank or to the Stock Bank as a result of such Conversion. (See Rev. Rul. 80-105, 1980-1 C.B. 78). The Bank and the Stock Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code. (Rev. Rul. 72-206, 1972-1 C.B. 104)

     2. No gain or loss will be recognized by the Stock Bank on the receipt of money from the Holding Company in exchange for shares of common stock of the Stock Bank. (Section 1032(a) of the Code).

     3. The Holding Company will recognize no gain or loss upon receipt of money from stockholders in exchange for shares of Holding Company Stock. (Section 1032(a) of the Code).

     4. The assets of the Bank will have the same basis in the hands of the Stock Bank as in the hands of the Bank immediately prior to the Conversion. (Section 362(b) of the Code).

     5. The holding period of the assets of the Bank to be received by the Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. (Section 1223(2) of the Code).

     6. No gain or loss will be recognized by the depositors of the Bank upon the issuance to them of withdrawable deposit accounts in the Stock Bank in the same dollar amount as their deposit accounts in the Bank plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, an interest in the Liquidation Account of the Stock Bank, as described above, in exchange for their deposit accounts in the Bank. (Section 354(a) of the Code).

     7. The basis of the deposit accounts in the Stock Bank received by the depositors of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holders' and Supplemental Eligible Account Holders' interests in the Liquidation Account of the Stock Bank received by such person will be zero, that being the cost of such property. (Rev. Rul. 71-233, 1971-1 C.B. 113). The basis of the non-transferable subscription rights will be zero, provided that such subscription rights are not deemed to have a fair market value and that the subscription price of such stock issuable upon exercise of such rights is equal to the fair market value of such stock. The basis of the Holding Company Stock to its stockholders will be the purchase

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Board of Directors
Clover Leaf Bank, SB
September 17, 2001
Page 5


          price thereof, increased by the basis, if any, of the subscription rights exercised. (Section 1012 of the Code). The stockholder's holding period will commence upon the exercise of the subscription rights. (Section 1223(6) of the Code).

     8. Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a)). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     Our opinion under paragraph 8 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinions under paragraphs 7 and 8 above assume that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders and Supplemental Eligible Account Holders have a fair market value of zero. We understand that you have received a letter from Keller & Company, Inc. that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

     If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Bank may be taxable on the distribution of the subscription rights.


                                SCOPE OF OPINION
                                ----------------

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur

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Board of Directors
Clover Leaf Bank, SB
September 17, 2001
Page 6


after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.


                                     CONSENT
                                     -------

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 ("Registration Statement") of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, as an exhibit to the Application for Approval to Convert to a Stock Savings Bank ("Application") of the Bank filed with the Illinois Commissioner of the Office of Banks and Real Estate with respect to the Conversion and as an exhibit to the letter application of the Bank filed with the FDIC with respect to the Conversion. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement, the Application and the letter application.


                                 USE OF OPINION
                                 --------------

     This opinion is rendered solely for the benefit of the Holding Company, the Bank and prospective investors in connection with the proposed transactions described herein and is not to be relied upon or used for any other purpose without our prior written consent.


                                        Very truly yours,


                                        \s\ Luse Lehman Gorman Pomerenk & Schick


                                        LUSE LEHMAN GORMAN POMERENK & SCHICK
                                        A Professional Corporation